Filed pursuant to Rule 424(b)(3)

File No. 333-264909

Destiny Tech100 Inc.

Maximum Offering of 1,082,065 Shares

Supplement No. 8 dated March 26, 2025

to the

Prospectus and Statement of Additional Information dated December 22, 2023

This prospectus supplement modifies, amends and supplements certain information contained in the Prospectus of Destiny Tech100 Inc. (the “Company”) dated December 22, 2023, as amended or supplemented (the “Prospectus”) and statement of additional information, dated December 22, 2023, as amended or supplemented (the “Statement of Additional Information”). Capitalized terms used in this prospectus supplement and not otherwise defined have the meaning specified in the Prospectus and/or Statement of Additional Information.

You should carefully consider the "Risk Factors" section beginning on page 16 of the Prospectus.

Net Asset Value

In connection with our regular net asset value determination process, as provided in our valuation policies and procedures, our net asset value as of December 31, 2024, is $6.44 per share of our common stock.

Portfolio

The following table sets forth certain information as of December 31, 2024, for each portfolio company in which we have invested. Percentage of portfolio column is based on an approximate portfolio value of $70.9 million as of December 31, 2024.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Automation Anywhere, Inc.	Enterprise Software	Common Stock	0.58%
Axiom Space, Inc. Series C Preferred Stock	Aviation/Aerospace	Preferred Stock	1.88%
Axiom Space, Inc. Series C-1 Preferred Stock	Aviation/Aerospace	Preferred Stock	4.55%
Boom Technology, Inc., 5.00% 12/31/2030	Aviation/Aerospace	Convertible Note	1.34%
Celadon Technology Fund VIII, LLC - Series B (economic exposure to Space Exploration Technologies Corp., Common Stock)	Aviation/Aerospace	Common Stock(2)	2.58%
CElegans Labs, Inc.	Financial Technology	Common Stock	1.77%
Chime Financial Inc. - Series A Preferred Stock	Financial Technology	Preferred Stock	2.15%
ClassDojo, Inc.	Education Services	Common Stock	2.25%
Discord, Inc. - Series G Preferred Stock	Social Media	Preferred Stock	0.42%
Discord, Inc.	Social Media	Common Stock	0.34%
DXYZ OAI I LLC (economic exposure to OpenAI Global LLC, Profit Participation Units)	Artificial Intelligence	Profit Participation Units(2)	4.36%
DXYZ SpaceX I LLC (economic exposure to Space Exploration Technologies Corp., 99% Class A Common Stock and 1% Series J Preferred Stock)	Aviation/Aerospace	Common Stock(2)	38.36%

Flexport, Inc.	Supply Chain/Logistics	Common Stock	0.10%
G Squared Special Situations Fund, LLC - Series H-1 (invested in Brex, Inc., Common Stock)	Financial Technology	Common Stock(1)	1.87%
Impossible Foods, Inc. - Series A Preferred Stock	Food Products	Preferred Stock	0.21%
Jeeves, Inc. - Series C Preferred Stock	Financial Technology	Preferred Stock	0.63%
Khosla Ventures IFSPV II, LLC (invested in Impossible Foods, Inc., Series H Preferred Stock)	Food Products	Preferred Stock(1)	0.33%
Klarna Bank AB	Financial Technology	Common Stock	2.00%
Maplebear, Inc.	Mobile Commerce	Common Stock	2.58%
MW LSV Relativity Space, LLC (invested in Relativity Space, Inc., Common Stock)	Aviation/Aerospace	Common Stock(1)	1.37%
MWAM VC SpaceX-II, LLC (economic exposure to Space Exploration Technologies Corp., 55% Class A Common Stock and 45% Class C Common Stock)	Aviation/Aerospace	Common Stock(2)	11.42%
MWLSV Epic Games-II, LLC (invested in Epic Games, Inc., Common Stock)	Gaming/Entertainment	Common Stock(1)	3.17%
Public Holdings, Inc.	Financial Technology	Common Stock	0.37%
Revolut Group Holdings Ltd.	Financial Technology	Common Stock	9.37%
Rhenium Bolt 2021, LLC	Financial Technology	N/A(3)	0.00%
SuperHuman Labs, Inc.	Financial Technology	Common Stock	1.02%
First American Treasury Obligation, Class X, 4.40%	Money Market Fund	Mutual Fund	2.13%
Total			97.15%*

*Values may not sum due to rounding.

(1) The Fund has a direct investment in a Special Purpose Vehicle ("SPV") which has invested in an underlying portfolio company. The number of Units presented, if applicable, are the units in the SPV owned by the Fund, which represents the equivalent number of securities of the underlying portfolio company for which the investment has economic exposure.

(2) The Fund has a direct investment in an SPV which has economic exposure to an underlying portfolio company. The number of units presented, if applicable, are the units in the SPV owned by the Fund, which represents the equivalent number of securities of the underlying portfolio company for which the investment has economic exposure. The SPV has invested through one or more underlying SPVs.

(3) During the year ended December 31, 2024, the SPV disposed of the underlying asset. As of December 31, 2024, the SPV does not hold any underlying assets.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Fund FG-RTA, a series of Forge Investments LLC (economic exposure to Stripe, Inc., Common Stock)	Financial Technology	Forward Contract(4)	2.41%
Fund FG-TQY, a series of Forge Investments LLC (economic exposure to Plaid, Inc., Common Stock	Financial Technology	Forward Contract(4)	0.43%
Total			2.85%*

*Values may not sum due to rounding.

(4) Investment is an SPV that holds multiple forward agreements that represent common shares of the indicated portfolio company. Forward contracts involve the future delivery of shares of a portfolio company upon such securities becoming freely transferable or the removal of restrictions on transfer. The aggregate total of the forward contracts for each SPV represents less than 5% of Fund's net assets. The counterparties to the forward contracts are the shareholders of the private company who own the restricted shares. The Company does not have information as to the identities of the specific counterparties (the shareholders of the private company); however, counterparty risk is mitigated by the fact that there is not a single counterparty on the opposite side of the forward contracts and the sole obligation of the counterparties is to transfer shares following such time as the shares become freely transferable.